Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and Release of (“Agreement”) is made by and between Rhonda Longmore-Grund (“Executive”), Alliance HealthCare Services, Inc., a Delaware corporation (“Alliance HealthCare Services”), and Akumin Inc., an Ontario corporation (“Akumin”) (collectively referred to herein as “the Parties”), with reference to the following facts:

A.    On or about March 10, 2016, Executive became an Executive of Alliance HealthCare Services.

B.    On or about March 10, 2016, Alliance HealthCare Services and Executive executed an Executive Severance Agreement (the “Severance Agreement”), which is incorporated herein by reference.

C.    In September 2021, Akumin acquired Alliance HealthCare Services and Alliance HealthCare Services became an indirect wholly-owned subsidiary of Akumin.

D.    Following its acquisition of Alliance HealthCare Services, Akumin named Executive the President and Co-CEO of Akumin.

E.    Effective March 18, 2022 (‘‘the Separation Date”), Executive’s employment with Alliance HealthCare Services, and all of their affiliated and related entities (collectively, “Company”) was terminated “Without Cause,” as that term is defined in the Severance Agreement.

F.    As of the Separation Date, Executive no longer is an Officer of Company, such that all signing authorities held by Executive in connection with and in furtherance of Executive’s Officer duties ended on the Separation Date.

G.    As of the Separation Date, Executive no longer is a Director of Company, except that Executive remains a Director of Akumin Inc., the publicly traded entity (referred to herein as “Corporation”), until the Effective Date of this Agreement set forth in paragraph 16 below. All signing authorities held by Executive in connection with and in furtherance of Executive’s Director duties (with the exception of Executive’s duties as a Director of Corporation) ended on the Separation Date.

H.    Under the terms of the Severance Agreement, Executive is entitled to certain severance pay and benefits if Executive signs (and does not revoke) a release of all claims that Executive may have against Company, and their past or current officers, directors, and/or employees, relating to or arising out of Executive’s employment (or termination of employment) with Company in a form prescribed by Company. For purposes of the severance pay and benefits due under the Severance Agreement, the Parties agree that Executive’s most recent annual base salary was $730,012.50 and that Executive’s 2021 Target Bonus was $620,510.63 (85% of Executive’s annual base salary of $732,012.50).

I.    It is the intention of the Parties that Executive receive the severance pay and benefits set forth in the Severance Agreement under the terms and conditions set forth therein.

J.    In entering into this Agreement, none of the Parties makes any admissions whatsoever as to any allegations or claims that may have been made by the other nor does this Agreement constitute an admission that Company or any other Release (as defined herein) has violated any law, rule, regulation, contractual right, or any other legal duty or obligation or that Executive has any viable claim against Company or any other Release. Each Release denies all liability.

NOW, THEREFORE, the Parties agree as follows:

1.    General Release. In consideration for the severance pay and benefits to be provided under the Severance Agreement, Executive, for Executive and Executive’s agents, representatives, successors, heirs and assigns, does hereby unconditionally release and forever discharge Company (plus its parents, subsidiaries, affiliates, predecessors, successors, and any other entity related to it and all of its and their past and present officers, directors, shareholders, attorneys, employees, agents, representatives, assigns, and anyone else acting for any of them – all together “Releases”), of and from any and all claims, demands, claims for relief, actions or causes of action of any type or nature whatsoever that now exist, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, based upon, relating to, and/or arising out of Executive’s employment with Company (including, but not limited to, any claims arising out of Executive’s Officer and/or Director positions with Company); and/or termination thereof. Such claims include, but are not limited to, (i) any and all claims related to discrimination, harassment, or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, sex, sexual orientation, gender, gender identity, gender expression, race, color, concerted activity, religion, national origin, ethnicity, citizenship, immigration status, genetic information, disability, income source, jury duty, leave rights, military status, veteran status, parental status, protected off-duty conduct, union activity, whistleblower activity (including Sarbanes-Oxley, Dodd-Frank, and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation;; (ii) all claims for breach of any express or implied contracts, covenants, promises or duties, intellectual property or other proprietary rights; (iii) all claims for pay, compensation, wages or benefits, including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits; (iv) all claims for compensatory, emotional or mental distress damages, punitive or liquidated damages, costs, fees or other expenses, including attorneys’ fees; (v) unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters; and (vi) any participation in any class or collective action against any Release.

2.    Release Exclusions and Other Exceptions. The release provisions of this Agreement exclude (i) claims arising after Executive signs this Agreement; (ii) claims for breach of this Agreement; and (iii) claims that cannot be waived, such as Executive’s entitlement, if any, to medical insurance, workers’ compensation benefits, retirement benefits, unemployment benefits or continuation coverage under COBRA. Nothing in any part of this Agreement limits Executive’s rights to: (i) file a charge or complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission, or a state fair employment practices agency or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; (ii) testify accurately in administrative, legislative, or judicial proceeding relating to alleged criminal conduct or alleged sexual harassment, pursuant to a written request from an administrative agency or legislature, or in court pursuant to subpoena or court order; or (iii) communicate with law enforcement or Executive’s attorney. Executive nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, Executive may receive money properly awarded by the U.S. Securities and Exchange Commission (SEC) as a reward for providing information to that agency.

3.    Release of Unknown Claims. This Agreement is intended to encompass all claims, known and unknown, foreseen and unforeseen, that Executive may have, whether arising in tort, contract, law, equity, or whether based upon a violation of any federal, state, local or administrative statute, law, regulation or ordinance. It is further understood that all rights under Section 1542 of the California Civil Code, and any similar state or federal law, are hereby expressly waived. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4.    Indemnification. Executive understands and agrees that Company and its attorneys are neither providing tax or legal advice, nor making representations regarding tax obligations or consequences, if any, related to this Agreement. Executive further agrees to assume any such tax obligations or consequences that may arise from this Agreement and to not seek any indemnification from Company in this regard. Executive agrees that in the event that any taxing body determines that additional taxes are due from Executive, Executive acknowledges and assumes all responsibility for the payment of any such taxes and agree to indemnify, defend and hold Company harmless for the payment of such taxes, and any failure to withhold. Executive further agrees to pay, on Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs and attorneys’ fees incurred by Company as a consequence of Executive’s failure to pay any taxes due.

5.    Resignation from Publicly Traded Entity’s Board of Directors. On the Effective Date of this Agreement set forth in paragraph 16 below, Executive agrees to resign as a Director of Akumin Inc., the publicly traded entity (referred to herein as “Corporation”). Executive agrees to execute all required documentation to effect such resignation on a timely basis. Executive acknowledges and confirms that all signing authorities held by Executive in connection with and in furtherance of her Director duties with Corporation shall immediately cease and terminate on the Effective Date of this Agreement.

6.    Non-Disparagement. The Parties agree that they shall not, directly or indirectly through others, identifiably or anonymously, make any statement or engage in any conduct that has the purpose or effect of disparaging or reflecting negatively upon the other or, in the case of Company, any of its representatives, officers, directors, shareholders or employees. Specifically, and without limiting the generality of the foregoing, the Parties are prohibited from posting to the Internet or any website, dispersing through any electronic or printed medium, conveying to any member of the press or public (whether with or without attribution, anonymously or otherwise), any comment, information, documents, pictures, or any other content in any form that has the intent or is reasonably construed to have the intent to discredit, defame, harm, embarrass, or harass the other. However, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive believes to be unlawful. The Parties agree that the remedy at law for any breach of the covenants contained in this paragraph would be inadequate, and that therefore the non-breaching party shall be entitled to injunctive relief thereon, in addition to such party’s right to monetary damages.

7.    Enhanced 2022 Target Bonus. In consideration for Executive’s additional promises set forth in Schedule A to this Agreement, which is hereby incorporated by reference herein, Company agrees to calculate the Target Bonus payment due under the Severance Agreement in an amount equal to one-and-one-half (1 1⁄2) times Executive’s

2021 Target Bonus (85% of Executive’s annual base salary of $732,012.50 ($620,510.63) x 1.5 = $930,765.95, minus legally required withholdings). Executive acknowledges and agrees that this calculation results in a larger Target Bonus payment than otherwise owed to Executive under the Severance Agreement as it is calculated based on the 2021 Target Bonus. The Parties agree that the Target Bonus payment in the gross amount of $930,765.95, minus legally required withholdings, is payable to Executive in accordance with the terms set forth in paragraphs 1 and 3(d) of the Severance Agreement.

8.    Schedule A. In consideration for the Enhanced 2022 Target Bonus set forth in paragraph 7 of this Agreement, Executive agrees to the provisions set forth in Schedule A to this Agreement, which is incorporated by reference herein.

9.    Severance Payments: To the fullest extent possible, the Parties intend that each payment or portion of a payment that is called for under this Agreement that could be treated as exempt from Internal Revenue Code Section 409A shall be treated as exempt from Code Section 409A and this Agreement shall be administered in a manner consistent with that intent, as reflected on Schedule B to this Agreement which is incorporated by reference herein.

10.    Prevailing Party Attorneys’ Fees. In the event that any action or any other proceeding is instituted to enforce any right or obligation arising out ofthis Agreement, the prevailing party shall be entitled to recover such party’s attorneys’ fees and other costs incurred, including those incurred in any appeal.

11.    Heirs, Successors, and Assigns. This Agreement, and the terms and conditions herein, inure to the benefit of and are binding upon, the heirs, successors and assigns of the Parties.

12.    No Representations/Entire Agreement. The Parties declare and represent that no promise, inducement or agreement not herein expressed or incorporated herein by reference has been made to them and they are relying on none; that this Agreement, including Schedule A to this Agreement, the Severance Agreement, and the Confidentiality and Non-Solicitation Agreement (collectively referred to herein as ‘‘the Agreements”), which are hereby incorporated by reference, contain the entire agreement between the Parties; and that these Agreements supersede any and all alleged prior or contemporaneous written or oral agreements, representations, or promises on the subject matters covered herein and therein. This Agreement cannot be modified except in a written document signed by all Parties.

13. Governing Law. This Agreement shall be interpreted and enforced under federal law if that law governs, and otherwise under the laws of the State of California, without regard to its choice of law provisions.

14. Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15. Voluntary Agreement. Executive understands and acknowledges that Executive has a period of twenty-one (21) days within which to review and decide whether to sign this Agreement after receiving it, although Executive may sign the Agreement at any time during the twenty-one (21)-day consideration period. Executive must sign and return this Agreement to Company within the twenty-one (21)-day consideration period if Executive wants to receive the severance pay and benefits provided in the Severance Agreement. If Executive signs this Agreement, Executive has seven (7) days from the date Executive signs this Agreement to revoke the Agreement. Any revocation must be in writing and must be delivered to Matthew Cameron (Chief Legal Officer and Corporate Secretary) at matt.cameron@akumin.com, on or before the seventh (7th) day after

Executive’s execution of the Agreement. If Executive revokes this Agreement, then this Agreement shall not be effective or enforceable, and Executive will not be entitled to receive the severance pay and benefits set forth in the Severance Agreement.

16. Other Representations. Executive agrees: (i) Executive was advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below; (ii) Executive acknowledges that this Agreement is a negotiated severance agreement under California law because it is voluntary, deliberate, and informed; provides consideration of value to Executive; and provides Executive with notice and an opportunity to retain an attorney to the extent that Executive is not already represented by an attorney; (iii) Executive has relied on Executive’s own informed judgment, or that of Executive’s attorney (if any), in deciding whether to sign this Agreement; and (iv) Executive is signing this Agreement knowingly and voluntarily.

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17.     Effective Date. This Agreement shall be effective upon the expiration of the seven (7)-day revocation period set forth in paragraph 14 above.

Dated: April 13, 2022

/s/ RHONDA LONGMORE-GRUND
RHONDA LONGMORE-GRUND

Dated: April 15, 2022	ALLIANCE HEALTHCARE SERVICES, INC.

	By:	/s/ Riadh Zine

	Name:	Riadh Zine

	Its:	Director

Dated: April 15, 2022	AKUMIN, INC.

	By:	/s/ Riadh Zine

	Name:	Riadh Zine

	Its:	Chief Executive Officer

SCHEDULE A

to CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Payment of All Compensation Owed. Executive acknowledges and agrees that Executive has been paid all compensation earned through the Separation Date (as defined in the Confidential Separation Agreement and General Release (“Release Agreement”)), including any accrued, unused vacation or PTO.

Treatment of Stock Options and Equity Entitlements. Executive’s stock options and equity entitlements will be treated in accordance with the applicable grant agreement and applicable plans related thereto.

Acknowledgment of Consideration. Executive acknowledges that the severance pay and benefits described in the Executive Severance Agreement represent amounts and benefits above and beyond those to which Executive would be entitled if Executive did not enter into the Release Agreement.

Promise Not to Sue. Executive promises not to sue any Release (as that term is defined in the Release Agreement) in court (“Promise Not to Sue”). This is different from the General Release in paragraph 1 of the Release Agreement. Besides releasing claims covered by the General Release, Executive agrees never to sue any Release for any reason covered by the General Release. Despite this Promise Not to Sue, however, Executive may file suit to enforce the Release Agreement or to challenge its validity under the ADEA. If Executive sues a Releasee in violation of this provision: (i) Executive shall be required to pay that Release’s reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit; or alternatively (ii) Company can require Executive to return all but $100.00 of the severance pay and benefits provided to Executive under the Executive Severance Agreement and General Release. In that event, Company shall be excused from any remaining obligations that exist solely because of the Executive Severance Agreement and General Release.

Whistleblowing. Executive agrees that (i) no one has interfered with Executive’s ability to report within Company possible violations of any law, and (ii) it is Company’s policy to encourage such reporting.

Future Cooperation. Executive agrees to be reasonably available to assist Company with transitioning Executive’s duties as well as with any investigations, legal claims, or other matters concerning anything related to Executive’s employment. Executive specifically agrees to use reasonable effort to be available to Company upon reasonable notice for interviews and fact investigations; to testify; and to voluntarily provide Company with any Company-related documents Executive possesses or controls. “Cooperation” does not mean Executive must provide information favorable to Company; it means only that you will upon Company’s request provide information Executive possesses or controls. If Company requests Executive’s cooperation, Company will reimburse Executive for reasonable time at $1,000.00 per hour plus expenses, provided Executive submits appropriate documentation.

Confidentiality of Agreement. Executive will not communicate the terms of the Release Agreement to any third party, whether verbally or in writing, by any means, including by social media such as Twitter and Facebook and the like. Any disclosure by Executive will cause Company irreparable harm that money cannot undo. Accordingly, violation of this section will entitle Company to temporary and permanent injunctive relief. Except as required by law, Executive has not disclosed and will not disclose any term of the Release Agreement to anyone except Executive’s immediate family members and/or legal/financial advisors. Each of them is bound by this provision, and a disclosure by any of them is a disclosure by Executive.

Individual Agreement. This Release Agreement has been negotiated individually and is not part of a group exit incentive or other termination program.

Other Representations. Executive agrees:

•	Executive has been reimbursed for all reasonable and necessary business expenses that Executive incurred in the course and scope of her employment with Company;

•	Executive has not suffered any on the-job injury for which Executive has not already filed a claim, and the end of Executive’s employment is not related to any such injury;

•	Executive does not have any pending lawsuits against Company (as defined in the Release Agreement) or any other Releasee (as defined in the Release Agreement);

Counterparts. The Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any party has the right to insist on receipt of the original signature of the other party before complying with its own obligations under the Release Agreement.

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	Schedule B
Severance Payments		Health Benefits Continuation
Annual salary	$730,012.50	Gold HAS	$2,546.00
x1.5 (18 months)	$1,095,018.75	Dental Gold DPPO	$163.99
		Vision	$26.07

Annual Target Bonus	$620,510.63	Monthly Cost	$2,736.06
x1.5 (18 months)	$930,765.94	Total Benefits Payment 18 Months	$49,249.08
Total Severance Payment - 18 months	$2,025,784.69

409A Exemptions
Short term deferral (payment by March 15 2023)	$(1,305,505.69)
Separation pay (2 x 401K exemption)	$(610,000.00)

Compensation Exempt from 409A	$(1,915,505.69)
Compensation Subject to 409A	$110,279.00

Severance Payment Schedule		Severance Payment	Cumulative	Payment Exemption Status	Benefits Payment Schedule	Cumulative
5/17/2022	60 days from termination date	$225,087.19	$225,087.19	Short term deferral	$5,472.12	$5,471.12
5/28/2022	bi weekly payroll run	$ 51,448.50	$276,535.69	Short term deferral	$1,250.77	$6,722.89
6/11/2022	bi weekly payroll run	$ 51,448.50	$327,984.19	Short term deferral	$1,250.77	$7,973.66
6/25/2022	bi weekly payroll run	$ 51,448.50	$379,432.69	Short term deferral	$1,250.77	$9,224.43
7/9/2022	bi weekly payroll run	$ 51,448.50	$430,881.19	Short term deferral	$1,250.77	$10,475.20
7/23/2022	bi weekly payroll run	$ 51,448.50	$482,329.69	Short term deferral	$1,250.77	$11,725.97
8/6/2022	bi weekly payroll run	$ 51,448.50	$533,778.19	Short term deferral	$1,250.77	$12,976.74
8/20/2022	bi weekly payroll run	$ 51,448.50	$585,226.69	Short term deferral	$1,250.77	$14,227.51
9/3/2022	bi weekly payroll run	$ 51,448.50	$636,675.19	Short term deferral	$1,250.77	$15,478.28
9/17/2022	bi weekly payroll run	$ 51,448.50	$688,123.69	Short term deferral	$1,250.77	$16,729.05
10/1/2022	bi weekly payroll run	$ 51,448.50	$739,572.19	Short term deferral	$1,250.77	$17,979.82
10/15/2022	bi weekly payroll run	$ 51,448.50	$791,020.69	Short term deferral	$1,250.77	$19,230.59
10/29/2022	bi weekly payroll run	$ 51,448.50	$842,469.19	Short term deferral	$1,250.77	$20,481.36
11/12/2022	bi weekly payroll run	$ 51,448.50	$893,917.69	Short term deferral	$1,250.77	$21,732.13
11/26/2022	bi weekly payroll run	$ 51,448.50	$945,366.19	Short term deferral	$1,250.77	$22,982.90
12/10/2022	bi weekly payroll run	$ 51,448.50	$996,814.69	Short term deferral	$1,250.77	$24,233.67
12/24/2022	bi weekly payroll run	$ 51,448.50	$1,048,263.19	Short term deferral	$1,250.77	$25,484.44
1/7/2023	bi weekly payroll run	$ 51,448.50	$1,099,711.69	Short term deferral	$1,250.77	$26,735.21
1/21/2023	bi weekly payroll run	$ 51,448.50	$1,151,160.19	Short term deferral	$1,250.77	$27,985.99
2/4/2023	bi weekly payroll run	$ 51,448.50	$1,202,608.69	Short term deferral	$1,250.77	$29,236.76
2/18/2023	bi weekly payroll run	$ 51,448.50	$1,254,057.19	Short term deferral	$1,250.77	$30,487.53
3/4/2023	bi weekly payroll run	$ 51,448.50	$1,305,505.69	Short term deferral	$1,250.77	$31,738.30
3/18/2023	bi weekly payroll run	$ 51,448.50	$1,356,954.19	Separation pay	$1,250.77	$32,989.07
4/1/2023	bi weekly payroll run	$ 51,448.50	$1,408,402.69	Separation pay	$1,250.77	$34,239.84
4/15/2023	bi weekly payroll run	$ 51,448.50	$1,459,851.19	Separation pay	$1,250.77	$35,490.61
4/29/2023	bi weekly payroll run	$ 51,448.50	$1,511,299.69	Separation pay	$1,250.77	$36,741.38
5/13/2023	bi weekly payroll run	$ 51,448.50	$1,562,748.19	Separation pay	$1,250.77	$37,992.15
5/27/2023	bi weekly payroll run	$ 51,448.50	$1,614,196.69	Separation pay	$1,250.77	$39,242.92
6/10/2023	bi weekly payroll run	$ 51,448.50	$1,665,645.19	Separation pay	$1,250.77	$40,493.69
6/24/2023	bi weekly payroll run	$ 51,448.50	$1,717,093.69	Separation pay	$1,250.77	$41,744.46
7/8/2023	bi weekly payroll run	$ 51,448.50	$1,768,542.19	Separation pay	$1,250.77	$42,995.23
7/22/2023	bi weekly payroll run	$ 51,448.50	$1,819,990.69	Separation pay	$1,250.77	$44,246.00
8/5/2023	bi weekly payroll run	$ 51,448.50	$1,871,439.19	Separation pay	$1,250.77	$45,496.77
8/19/2023	bi weekly payroll run	$ 51,448.50	$1,922,887.69	Partially Separation pay/partially subject to Section 409A	$1,250.77	$46,747.54
9/2/2023	bi weekly payroll run	$ 51,448.50	$1,974,336.19	Subject to Section 409A	$1,250.77	$47,998.31
9/16/2023	bi weekly payroll run	$ 51,448.50	$2,025,784.69	Subject to Section 409A	$1,250.77	$49,249.08